UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 20, 2010 (May 18, 2010)

Endo Pharmaceuticals Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Endo Boulevard, Chadds Ford, PA	19317
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 558-9800

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 18, 2010, the Registrant’s wholly-owned subsidiary, Endo Pharmaceuticals Inc. (“Endo”) and UPS Supply Chain Solutions, Inc., (“UPS”) (each a “Party”, or collectively, the “Parties”) entered into an agreement and related service schedules, collectively referred to as the Master Services Agreement (“MSA”). Under the MSA, UPS will provide customer service support, accounts receivable management, warehouse and warehouse distribution services and transportation management services to Endo. The term of the agreement for all services provided by UPS expires on March 31, 2015, unless earlier terminated in accordance with the MSA. The MSA may be terminated by either Party: (1) without cause upon one hundred eighty days’ prior written notice, (2) in the event of a material breach by UPS or by us, or (3) if UPS becomes insolvent or bankrupt. Also, UPS may terminate the MSA upon any uncured failure of Endo to pay when due any amounts due. In the event of termination under certain circumstances, Endo will be required to pay UPS for certain costs and accrued expenses.

The foregoing description of the Master Services Agreement does not purport to be complete and is qualified in its entirety to the full text of the MSA, which is filed herewith as Exhibit 10.19 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.19 *	Master Services Agreement, dated May 18, 2010, by and between Endo Pharmaceuticals Inc. and UPS Supply Chain Solutions, Inc.

*	Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.
(Registrant)

By:	/s/ CAROLINE B. MANOGUE
Name:	Caroline B. Manogue
Title:	Executive Vice President, Chief Legal Officer & Secretary

Dated: May 20, 2010

INDEX TO EXHIBITS

Exhibit Number	Description

10.19*	Master Services Agreement, dated May 18, 2010, by and between Endo Pharmaceuticals Inc. and UPS Supply Chain Solutions, Inc.

*	Confidential portions of this exhibit have been redacted and filed separately with the Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended.